                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------

                                 SCHEDULE 13D/A
                                 (RULE 13d-101)

       INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO 13d-1(a)
                AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2(a)

                              (AMENDMENT NO.  2  )(1)
                                            -----

                        PaineWebber R&D Partners II, L.P.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                      Units of Limited Partnership Interest
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   695922 20 3
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                 Pablo Legorreta and David Madden (800) 600-1450
 c/o Pharmaceutical Partners, L.L.C., 70 E. 55th Street, 23rd Floor,
                               New York, NY 10022
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 With Copies to:
                      F. George Davitt, Esq. (617) 248-7000
     c/o Testa, Hurwitz & Thibeault, LLP, 125 High Street, Boston, MA 02110
--------------------------------------------------------------------------------


                                  March 3, 1999
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

      If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. / /

      NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE Rule 13d-7(b) for other parties to whom copies are to be sent.





----------------------------
      (1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pharmaceutical Royalties, L.L.C.

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     334.5
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      334.5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         334.5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         4.1%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pharmaceutical Royalty Investments, Ltd.

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Bermuda
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1182.5
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1182.5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1182.5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.3%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Bioventure Investments, kft

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Hungary
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1182.5
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1182.5
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1182.5
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         14.3%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pharmaceutical Partners, L.L.C.

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         WC
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1517
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1517
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1517
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         18.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Stephen Evans-Freke

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         England
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1517
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1517
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1517
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         18.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Pablo Legorreta

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         Mexico
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1517
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1517
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1517
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         18.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         David Madden

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1517
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1517
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1517
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         18.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

------------------------------------------
CUSIP NO. 695922 20 3
------------------------------------------

--------------------------------------------------------------------------------
    1    NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Rory Riggs

--------------------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) / /
                                                                   (b) / /

--------------------------------------------------------------------------------
    3    SEC USE ONLY

--------------------------------------------------------------------------------
    4    SOURCE OF FUNDS

         AF
--------------------------------------------------------------------------------
    5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED      / /
         PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------
    6    CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
                                7     SOLE VOTING POWER

                                      0
         NUMBER OF          ----------------------------------------------------
          SHARES                8     SHARED VOTING POWER
       BENEFICIALLY
         OWNED BY                     1517
           EACH             ----------------------------------------------------
         REPORTING              9     SOLE DISPOSITIVE POWER
          PERSON
           WITH                       0
                            ----------------------------------------------------
                               10     SHARED DISPOSITIVE POWER

                                      1517
--------------------------------------------------------------------------------
   11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1517
--------------------------------------------------------------------------------
   12    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES        / /
         CERTAIN SHARES

--------------------------------------------------------------------------------
   13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         18.4%
--------------------------------------------------------------------------------
   14    TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

        This Amendment (the "Amendment") is Amendment No. 2 to the Schedule 13D (the "Original Schedule 13D") as filed on November 17, 1997 with the Securities and Exchange Commission (the "SEC"), as amended by Amendment No. 1 ("Amendment No. 1", the Original Schedule 13D as amended by Amendment No. 1 being hereinafter referred to as the "Amended Original 13D") as filed on February 23, 1999 with the SEC on behalf of BioRoyalties, L.L.C. ("BioRoyalties"), Pharmaceutical Royalties, L.L.C. ("PRLLC"), Pharmaceutical Royalty Investments, Ltd. ("PRI"), Bioventure Investments, kft ("Bioventure"), Pharmaceutical Partners, L.L.C. ("PPLLC"), Stephen Evans-Freke, Pablo Legorreta, David Madden and Rory Riggs relating to beneficial ownership of outstanding units of limited partnership interest (the "Units") of PaineWebber R&D Partners II, L.P. (the "Partnership"). Amendment No. 1 constituted the final amendment to the Original Schedule 13D filed on behalf of BioRoyalties. PRLLC, PRI, Bioventure, PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs are herein collectively referred to as the "Reporting Persons." Unless otherwise noted, the information contained in this Amendment amends and supplements the information previously disclosed in the Amended Original 13D.

        On March 3, 1999, PharmaInvest, L.L.C., on behalf of PRLLC and PRI, filed with the SEC a Tender Offer Statement on Schedule 14D-1 (the "1999 Offer") to acquire up to 3,000 Units of the Partnership. The Offer to Purchase (the "1999 Offer to Purchase") included with the 1999 Offer is attached hereto as
Exhibit 2. This Amendment No. 2 reflects (i) the transfer of an additional 12.5 Units of the Partnership to the Reporting Persons and (ii) the commencement of the 1999 Offer.

        As used herein, the 1997 Offer shall mean the Offer as used in the Amended Original 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

The information contained in this Item 3 amends and restates, in its entirety, the information previously disclosed in the Amended Original 13D.

       (1) With respect to the 12.5 Units acquired since the filing of the Amended Original 13D, the Reporting Persons used funds from existing cash balances.

       (2)   With respect to the 1999 Offer, the information set forth in
Section 10 of the 1999 Offer to Purchase is incorporated herein by reference.

ITEM 4.  PURPOSE OF THE TRANSACTION.

The information contained in this Item 4 amends and restates, in its entirety, the information previously disclosed in the Amended Original 13D.

(a)-(f), (j) The information set forth under "Introduction" and in Section 12 of the 1999 Offer to Purchase is incorporated herein by reference.

(g) The Reporting Persons are acquiring the Units for investment purposes and do not currently intend to make any effort to take any actions that may impede the acquisition of control of the Partnership by any person.

(h)-(j) The information set forth in Section 7 of the 1999 Offer to Purchase is incorporated herein by reference.

ITEM 5.  INTERESTS IN SECURITIES OF THE ISSUER.

The information contained in this Item 5 amends and restates, in its entirety, the information previously disclosed in the Amended Original 13D.

(a) PRLLC beneficially owns 334.5 Units (4.1%) of the outstanding Units and disclaims beneficial ownership of all other Units held by all other Reporting Persons as contemplated herein.

      Bioventure beneficially owns 1,182.5 Units (14.3%) of the outstanding Units and disclaims beneficial ownership of all other Units held by all other Reporting Persons as contemplated herein.

      PRI, as an indirect owner of Bioventure, may be deemed to beneficially own 1,182.5 Units (14.3%) of the outstanding Units and hereby disclaims beneficial ownership of the 1,182.5 Units and all other Units beneficially owned by all other Reporting Persons as contemplated herein.

      PPLLC is the sole manager of PRLLC and, by contract, the manager of Bioventure and may be deemed to own beneficially 1,517 Units (18.4%) of the outstanding Units. PPLLC disclaims beneficial ownership of such Units.

      Each of Messrs. Evans-Freke, Legorreta, Madden and Riggs is a managing member of PPLLC and may be deemed to own beneficially 1,517 Units (18.4%) of the outstanding Units. Each of Messrs. Evans-Freke, Legorreta, Madden and Riggs disclaims beneficial ownership of such Units except to the extent of his indirect pecuniary interest.

(b)   Number of Units as to which each person has

      (i)    Sole power to vote or direct the vote:

             0 Units for each Reporting Person.

      (ii)   Shares power to vote or direct the vote:

             334.5 Units for PRLLC;

             1,182.5 Units for each of Bioventure and PRI; and

             1,517 Units for each of PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs.

      (iii)  Sole power to dispose or to direct the disposition:

             0 Units for each Reporting Person.

      (iv)   Shared power to dispose or to direct this disposition:

             334.5 Units for PRLLC;

             1,182.5 Units for each of Bioventure and PRI; and

             1,517 Units for each of PPLLC and Messrs. Evans-Freke, Legorreta, Madden and Riggs.

(c) Pursuant to the 1997 Offer for the Units which was open from August 15, 1997 through October 7, 1997, BioRoyalties (on behalf of PRLLC and PRI), PRLLC, PRI, PPLLC, and Messrs. Evans-Freke, Legorreta, Madden and Riggs each became the beneficial owner of 849 Units. The price per Unit in the 1997 Offer was $3,650.

      From October 8, 1997 through October 1, 1998, the Reporting Persons entered into 26 privately negotiated transactions pursuant to which the Reporting Persons acquired beneficial ownership of an additional 54 Units at prices per Unit ranging from $790 to $3,502.

      Between January 8, 1999 and March 3, 1999, the Reporting Persons were notified of the approval of the transfer of an additional 614 Units, effective January 1, 1999. The information set forth in Section 9 of the 1999 Offer to Purchase is incorporated herein by reference.

      Throughout the periods described in this Item 5(c), the Reporting Persons have made various transfers of the Units amongst their own affiliated entities so that ownership of the Units is as stated in Items 5(a) and 5(b) of this Amendment.

(d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, the Units beneficially owned by any of the Reporting Persons.

(e) As of December 31, 1997, BioRoyalties ceased to be the beneficial owner of more than 5% of the outstanding Units.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

The information contained in this Item 6 amends and restates, in its entirety, the information previously disclosed in Item 6 of the Amended Original 13D.

The information set forth under "Introduction" and in Sections 9, 11, 12 and 13 of the 1999 Offer to Purchase is incorporated herein by reference.

The Reporting Persons have entered into an agreement dated February 23, 1999 pursuant to which the Reporting Persons agreed that only one statement containing the information required by Schedule 13D needs to be filed.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

EXHIBIT 2      Offer to Purchase dated March 3, 1999.

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  March 10, 1999

                              PHARMACEUTICAL ROYALTIES, L.L.C.

                              By: /s/ Pablo Legorreta
                                  ----------------------------------------------
                              Name:      Pablo Legorreta
                              Title:     Managing Member of Pharmaceutical
                                         Partners, L.L.C., the Manager

                              PHARMACEUTICAL ROYALTY INVESTMENTS LTD.

                              By: /s/ David Madden
                                  ----------------------------------------------
                              Name:      David Madden
                              Title:     Managing Member of Pharmaceutical
                                         Partners, L.L.C., the Manager

                              BIOVENTURE INVESTMENTS, KFT

                              By: /s/ David Madden
                                  ----------------------------------------------
                              Name:      David Madden
                              Title:     Managing Member of Pharmaceutical
                                         Partners, L.L.C., the Manager

                              PHARMACEUTICAL PARTNERS, L.L.C.

                              By: /s/ David Madden
                                  ------------------------------------------
                              Name:      David Madden
                              Title:     Managing Member


                              /s/ Stephen Evans-Freke
                              -----------------------------------------------
                              Name:      Stephen Evans-Freke

                                 /s/ Pablo Legorreta
                                 -----------------------------------------------
                                 Name:    Pablo Legorreta


                                 /s/ David Madden
                                 -----------------------------------------------
                                 Name:    David Madden


                                 /s/ Rory Riggs
                                 -----------------------------------------------
                                 Name:    Rory Riggs